Filed Pursuant to Rule 424(b)(3)

Registration No. 333-266002

PROSPECTUS SUPPLEMENT NO. 4

(TO PROSPECTUS DATED JULY 14, 2022)

14,303,000 Common Shares

Issuable upon Exercise of Warrants

Offered by the Selling Stockholders

Top Ships Inc.

This is a supplement (“Prospectus Supplement”) to the prospectus, dated July 14, 2022 (“Prospectus”) of TOP Ships Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration No. 333-266002).

On September 28, 2022, the Company filed a Current Report on Form 6-K with the U.S. Securities and Exchange Commission (the “Commission”) as set forth below.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 28, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of September 2022

Commission File Number: 001-37889

TOP SHIPS INC.
(Translation of registrant's name into English)

1 VAS. SOFIAS & MEG.
ALEXANDROU STREET
151 24, MAROUSSI
ATHENS, GREECE
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.
Form 20-F [ X ]      Form 40-F [   ]

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):

Note: Regulation S-T Rule 101(b)(1) only permits the submission in paper of a Form 6-K if submitted solely to provide an attached annual report to security holders.

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):

Note: Regulation S-T Rule 101(b)(7) only permits the submission in paper of a Form 6-K if submitted to furnish a report or other document that the registrant foreign private issuer must furnish and make public under the laws of the jurisdiction in which the registrant is incorporated, domiciled or legally organized (the registrant's "home country"), or under the rules of the home country exchange on which the registrant's securities are traded, as long as the report or other document is not a press release, is not required to be and has not been distributed to the registrant's security holders, and, if discussing a material event, has already been the subject of a Form 6-K submission or other Commission filing on EDGAR.

On September 28, 2022, the Registrant issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

(c) Exhibit 99.1. Press release dated September 28, 2022

The information contained in this report on Form 6-K is hereby incorporated by reference into the Company's registration statement on Form F-3 (File No. 333-267170) that was filed with the SEC and became effective on September 13, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TOP SHIPS INC.
(Registrant)

Date: September 28, 2022	/s/ Evangelos J. Pistiolis
Evangelos J. Pistiolis
Chief Executive Officer

EXHIBIT 99.1

TOP Ships Announces a 412% Increase in Net Income for the Six Months Ended June 30

ATHENS, Greece, Sept. 28, 2022 (GLOBE NEWSWIRE) -- TOP Ships Inc. (the “Company”), an international owner and operator of modern, fuel efficient "ECO" tanker vessels, announced today its unaudited financial results for six months ended June 30, 2022.

For the six months ended June 30, 2022, the Company reported:

  Total revenues of $38.8 million (53% increase from 1st half 2021)
  Net Income of $8.6 million (412% increase from 1st half 2021)
  Adjusted EBITDA of $26.9 million* (88% increase from 1st half 2021)
  Total Assets of $475.4 million (44% increase from December 31, 2021)

Evangelos Pistiolis, the President, Chief Executive Officer and Director of the Company, said:

“We are very happy to report a dramatic year-on-year increase in net income for the six months ended June 30, 2022, which represents our highest reported net income for a six month period since 2005. Furthermore, as of June 30, 2022, our fixed revenue backlog is about $278.5 million and our charter coverage is as per below table:

Year	Time Charter Coverage
2022 (remainder)	100%
2023	100%
2024	76%
2025	17%
2026+	10%

”

About TOP Ships Inc.

TOP Ships Inc. is an international ship-owning company.

For more information about TOP Ships Inc., visit its website: www.topships.org.

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” “pending” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

Contact:

Alexandros Tsirikos
Chief Financial Officer
TOP Ships Inc.
Tel: +30 210 812 8107
Email: atsirikos@topships.org

TOP SHIPS INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS) FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2022
(Expressed in thousands of U.S. Dollars - except share and per share data)
	Six Months Ended
	June 30,	June 30,
	2021	2022
REVENUES:

Time charter revenues	$25,310	$36,060
Time charter revenues from related parties	-	2,786
Total revenues	25,310	38,846

EXPENSES:

Voyage expenses	608	875
Operating lease expenses	5,378	5,378
Other vessel operating expenses	7,919	9,705
Vessel depreciation	3,339	6,114
Management fees-related parties	1,661	1,030
Dry-docking costs	26	-
Gain on sale of vessels	-	(78)
Impairment on vessels	1,160	-
General and administrative expenses	963	691

Operating income	4,256	15,131

OTHER INCOME (EXPENSES):

Interest and finance costs	(2,837)	(6,927)
Gain on derivative financial instruments	66	-
Equity gains in unconsolidated joint ventures	197	401

Total other expenses, net	(2,574)	(6,526)

Net income and comprehensive income	1,682	8,605

Less: Deemed dividend equivalents on Series F Shares related to redemption value	-	(14,400)
Less: Dividends of preferred shares	(915)	(7,322)

Net income/(loss) and comprehensive income/(loss) attributable to common shareholders	767	(13,117)

TOP SHIPS INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2021 AND JUNE 30, 2022

(Expressed in thousands of U.S. Dollars - except share and per share data)

	December 31,	June 30,
	2021	2022
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	2,370	14,267
Trade accounts receivable	76	293
Prepayments and other	581	1,061
Inventories	671	936
Vessels held for sale	71,636	-
Total current assets	75,334	16,557

FIXED ASSETS:
Advances for vessels under construction	30,579	-
Vessels, net	156,585	396,234
Right of use assets from operating leases	37,279	33,058
Other fixed assets, net	534	530
Total fixed assets	224,977	429,822

OTHER NON CURRENT ASSETS:
Restricted cash	4,000	4,000
Investments in unconsolidated joint ventures	24,477	23,027
Deposit asset	2,000	2,000
Total non-current assets	30,477	29,027

Total assets	330,788	475,406

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	7,205	14,949
Debt related to vessels held for sale	53,202	-
Due to related parties	29,755	1,787
Accounts payable	2,308	2,338
Accrued liabilities	1,145	1,736
Unearned revenue	3,658	4,923
Current portion of Operating lease liabilities	9,815	9,213
Total current liabilities	107,088	34,946

NON-CURRENT LIABILITIES:
Non-current portion of long term debt	90,163	229,509
Non-current portion of Operating lease liabilities	23,948	19,642
Other non-current liabilities	225	175
Total non-current liabilities	114,336	249,326

COMMITMENTS AND CONTINGENCIES	-	-

Total liabilities	221,424	284,272

MEZZANINE EQUITY:
Preferred stock, $0.01 par value; 20,000,000 shares authorized; 13,452 Series E Shares issued and outstanding at December 31, 2021 and 13,452 Series E Shares and 7,200,000 Series F Shares issued and outstanding at June 30, 2022	-	72
Preferred stock, Paid-in capital in excess of par	16,142	102,470
Total mezzanine equity	16,142	102,542

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value; 20,000,000 shares authorized; of which 100,000 Series D shares were outstanding at December 31, 2021 and June 30, 2022	1	1
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 1,991,598 shares issued and outstanding at December 31, 2021 and 2,356,041 shares issued and outstanding at June 30, 2022	19	23
Additional paid-in capital	429,956	416,717
Accumulated deficit	(336,754)	(328,149)
Total stockholders’ equity	93,222	88,592

Total liabilities, mezzanine equity and stockholders’ equity	330,788	475,406

*Non-US GAAP Measures

This report describes Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA), which is not a measure prepared in accordance with U.S. GAAP (i.e., a “Non-US GAAP” measure). We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, other operating loss, operating lease expenses, vessel impairments, gains on sale of vessels and gains/losses on derivative financial instruments.

Adjusted EBITDA is a non-U.S. GAAP financial measure that is used as a supplemental financial measure by management and external users of financial statements, such as investors, to assess our financial and operating performance. We believe that this non-U.S. GAAP financial measure assists our management and investors by increasing the comparability of our performance from period to period. This is achieved by excluding the potentially disparate effects between periods of interest, gain/loss on financial instruments, taxes, depreciation and amortization, other operating losses, operating lease expenses, gains on sale of vessels and vessel impairments, and which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect results of operations between periods and other items that the Company believes are not indicative of the ongoing performance of its core operations.

This Non-U.S. GAAP measure should not be considered in isolation from, as a substitute for, or superior to financial measures prepared in accordance with U.S. GAAP. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our definition of Adjusted EBITDA may not be the same as reported by other companies in the shipping industry or other industries. Adjusted EBITDA does not represent and should not be considered as an alternative to operating income or cash flow from operations, as determined by U.S. GAAP.

Reconciliation of Net (Loss) / Income to Adjusted EBITDA

	Six months ended June 30,
(Expressed in thousands of U.S. Dollars)	2021	2022

Net (Loss) / Income	1,682	8,605

Add: Operating lease expenses	5,378	5,378
Add: Vessel depreciation	3,339	6,114
Add: Impairment on vessels	1,160	-
Add: Interest and finance costs	2,837	6,927
Add: Loss / (Gain) on financial instruments	(66)	-
Less: Gain on sale of vessels	-	(78)
Adjusted EBITDA	14,330	26,946